As filed with the Securities and Exchange Commission on August 21, 2008

Registration No. 333- 152432

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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Amendment No. 2
to
FORM S-1

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIFE NUTRITION PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

2833

(Primary Standard Industrial Classification Code Number)

42-1743717
(I.R.S. Employer Identification Number)

121 Monmouth Street, Suite A,
Red Bank, New Jersey 07701
(732) 758-1577

     (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael M. Salerno
Chief Executive Officer
121 Monmouth Street, Suite A,
Red Bank, New Jersey 07701
(732) 758-1577

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Laura Anthony, Esq.
Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Phone: 561-514-0936
Fax: 561-514-0832

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated			Accelerated
filer[ ]		filer [ ]
Non-accelerated filer [			Smaller reporting company
]		[x]
(Do not check if a smaller reporting
company)

Calculation of Registration Fee

Amount to
Title of Each Class of	be	Proposed Maximum	Proposed Maximum	Amount of
		Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered	Unit(2)	Price	Fee(3)

Common Stock(1)	13,455,000	$0.10	1,345,500	52.88

Total	13,455,000	$0.10	1,345,500	52.88

(1)	This registration statement relates to the resale by certain selling stockholders identified herein of up to 13,455,000 shares of common stock, 3,150,000 of which were offered in Units in a private offering to accredited investors completed on March 5, 2008. A total of 21 Units were sold at a price of $10,000 per Unit.

Each Unit consisted of 150,000 shares of Common Stock, $0.0001 par value per share.

(2)	This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the Offering Price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company's anticipated results of operations, the present financial resources of the Company, and the likelihood of acceptance of this Offering.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Subject to completion dated August 21, 2008

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Prospectus

LIFE NUTRITION PRODUCTS, INC.
13,455,000 Shares of Common Stock
$0.10 per share

This prospectus relates to the resale by certain selling stockholders identified herein of up to 13,455,000 shares of common stock. The transactions in which the selling stockholders acquired the shares of common stock covered by this prospectus are described in the section of this prospectus entitled "Selling Security Holders."

The selling stockholders, by themselves or through brokers and dealers, may offer and sell the shares at prevailing market prices or in transactions at negotiated prices. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. The selling stockholders will receive all proceeds from such sales.

It is not possible to determine the price to the public in any sale of the shares of common stock by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the selling security holders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions.

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Michael Salerno, our co-founder, CEO and chairman of the board, and Richard Birn, our other co-founder, vice president and director, are selling stockholders and will be considered to be underwriters for purposes of this offering.

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INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

Prior to this offering, there has been no public market for our common stock.
-----------------------

We will receive no proceeds from the sale of the shares of common stock sold by the selling stockholders.

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The date of this prospectus is August 21, 2008.

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Table Of Contents
Prospectus Summary	5
Risk Factors	7
Use Of Proceeds	13
Forward-Looking Statements	13
Business	14
Description Of Property	25
Management's Discussion And Analysis Of Financial Condition Or Plan Of Operation	25
Market For Registrant's Common Equity, Related Stockholder Matters And Issuer
Purchases of Equity Securities	28
Selling Security Holders	29
Management	32
Plan Of Distribution	34
Security Ownership Of Certain Beneficial Owners and Management	37
Description Of Capital Stock	37
Legal Proceedings	38
Legal Matters	38
Experts	38
Transfer Agent	39
Where You Can Find Additional Information	39
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities	39
Financial Statements	F1-F15
Part II - Information Not Required In Prospectus	55
Item 13. Other Expenses Of Issuance And Distribution	55
Item 14. Indemnification Of Directors And Officers	55
Item 15. Recent Sales Of Unregistered Securities	55
Item 16. Exhibits And Financial Statement Schedules	55
Item 17. Undertakings	56
Signatures	57

PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “we,” “our,” “our company,” “us,” “the Company,” or “Life Nutrition” refer to Life Nutrition, Inc. and its consolidated subsidiaries. Unless otherwise indicated, industry data are derived from publicly available sources, which we have not independently verified.

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Our Business

     We are a dietary supplement company specializing in the development, marketing and distribution of all natural, proprietary, dietary supplements under the names Trim For Life3® Appetite Control and Trim For Life3® Energy Formula.

     The Trim For Life3® Appetite Control formula is an appetite suppressant made from 100% all natural ingredients. The all-natural, proprietary Trim For Life3® Energy Formula is designed to stimulate weight loss and increase energy by: (a) revitalizing and boosting metabolism, (b) combating weight loss fatigue, and (c) replenishing vitamins and minerals.

     The Trim For Life3® Appetite Control formula is patent pending and supported by scientific studies. The application (20060040003) is filed with the United States Patent and Trademark Office. The Trim For Life3® Energy Formula is a proprietary formula blend.

     We market, distribute and sell our products through use of the internet, direct mail and television advertising and promotion. However, we outsource to third party manufacturers the manufacturing of our products.

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     Our executive offices are located at 121 Monmouth Street, Suite A, Red Bank, New Jersey 07701. Our telephone number is (732) 758-1577. Our fax number is (732) 758-1582 and our website address is www.trimforlife3.com. Information contained on our web site is not a part of this prospectus.

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December 2007 Private Placement.

     On December 3, 2007, we commenced a private offering of up to fifty (50) Units of our common stock at a price per Unit of $10,000 for a maximum offering amount of $500,000 (the “Private Offering”). Each Unit consists of 150,000 shares of our common stock (the “Common Stock”).

     The Units were offered and sold to investors who qualified as “accredited investors” as defined in Rule 501(a) under the Securities Act, pursuant to an exemption from registration under Section 4(2) or 4(6) of the Securities Act and/or Regulation D thereunder.

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As of March 5, 2008, we have sold twenty one (21) Units in the Private Offering.

THE OFFERING

Shares of common stock offered by selling stockholders Up to 13,455,000 shares of common stock which would represent approximately common stock Common stock to be outstanding after the offering Up to 13,455,000 shares of common stock

Use of proceeds We will not receive any proceeds from the sale of the shares by selling

RISK FACTORS

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE BUYING OUR COMMON STOCK. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, AND RESULTS OF OPERATIONS MAY BE MATERIALLY AND ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN OUR SECURITIES. THE COMMON STOCK OFFERED IN THIS PROSPECTUS IS FOR INVESTMENT PURPOSES ONLY AND CURRENTLY NO MARKET FOR OUR COMMON STOCK EXISTS. SOME OF THE STATEMENTS IN "RISK FACTORS" ARE FORWARD LOOKING STATEMENTS.

Risk Factors Relating to our Business

     We have a limited operating history, minimal revenues and continue to incur substantial losses.

     We were formed in February 2005 and as a result have only a limited relevant operating history upon which an evaluation of our current operations and prospects can be made. We have incurred substantial losses and there are no assurances that we will become profitable in the future. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation of a young business in a highly competitive industry. We have an accumulated deficit of $291,133 since our inception in 2005 to December 2007

     We may need additional capital to fulfill our business strategies. We may also incur unforeseen costs. Failure to obtain such capital would adversely affect our business.

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     We will need to expend significant capital in order to fund operations. If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we will be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of additional indebtedness. Additional funding may not be available on favorable terms, or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures, selling assets or downsizing or restructuring our operations. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock and our shareholders may suffer significant dilution.

The loss of the services of key personnel would adversely affect our business.

     Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel, particularly Michael M. Salerno, Richard G. Birn, and Marcia D. Anderson, would be detrimental to our overall business. These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team. Currently, we do not have any employment agreements, except for Marcia D. Anderson, with any of our key management employees.

     If we fail to implement successfully our current business strategies, our ability to increase our revenues and operating profits could be adversely affected and our overall business could be harmed.

     We are constantly trying to achieve cost savings through continued improvement in the efficiency of our operations. At times, achieving additional efficiency requires an upfront investment for equipment or personnel. These investments are made based upon projections of future savings. Our expected costs savings and efficiency improvements may not occur at all or at levels that we anticipate.

     Our failure to appropriately respond to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

     The nutritional supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand. Our failure to accurately predict product trends could negatively impact our products and inventory levels and cause our revenues to decline.

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      Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

     The dietary supplement industry is highly competitive with respect to price, shelf space, brand and product recognition, new product introductions and raw materials. Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources. We face competition (1) in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements; and (2) in the mass-market distribution channel from broadline manufacturers, major private label manufacturers and others. Private label brands at mass-market chains represent substantial sources of income for these merchants and the mass-market merchants often support their own labels at the expense of other brands. The private label business has been a significant growth element within our industry. The growth of private label sales negatively impacts the sales of branded products such as ours. As such, the growth of our brands within food, drug, and general mass-market merchants is highly competitive and uncertain. If we cannot compete effectively, we may be unable to maintain sufficient market share to be profitable.

     Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

     We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other dietary supplement companies. Consumer perception of dietary supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from such sources regarding the safety, quality or efficacy of dietary supplements and our products could harm our reputation and results of operations. The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

     We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

     As a marketer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products or products we manufacture for others is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

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     Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future.

     We maintain insurance to protect ourselves against potential loss exposures. In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements. If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

     We may experience greater than expected product returns, which might adversely affect our sales and results of operations.

Product returns are a customary part of our business. While customers generally do not have an absolute right of return, products may be returned for various reasons, including expiration dates or lack of sufficient sales volume. In addition, we may experience significantly more returns as a result of a loss of a customer account or the purchase of one customer by another.

     If we fail to adequately anticipate sales trends for our products, we may be required to write down the value of our inventory, which could adversely affect our results of operations.

     Our products are tested for stability and each product has an associated expiration date after which the product cannot be sold. Expiration dates can be as short as months or, in some cases, as long as several years. As sales trends change, we may over-produce finished goods inventory or have excess raw materials that we cannot use before their expiration dates. We regularly dispose of overstocked finished goods and expired raw material inventory.

     A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues.

     We obtain all of our raw materials from third-party suppliers with whom we do not have significant long-term supply contracts. We have experienced occasional shortages of or delays in the supply of raw materials for a limited number of products. Shortages often result in materially higher raw material prices or adversely affect our ability to manufacture a product. Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers. Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

Our inability to protect our intellectual property rights could adversely affect our business.

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     We have invested significant resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks and to a lesser extent patents, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

     Intellectual property litigation and infringement claims against us could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products.

     We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses to defend such claims, divert management’s attention or prevent us from manufacturing, selling or using some aspect of our products. Future infringement claims against us by third parties may adversely impact our business, financial condition and results of operations.

     Because we are subject to numerous laws and regulations, and involved in litigation from time to time, we could incur substantial judgments, fines, legal fees and other costs.

     Our industry is highly regulated. The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future. The FDA regulates our products to ensure that the products are not adulterated or misbranded.

 Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the FTC under the FTCA. In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

     We rely on third party manufacturers for our Trim For Life3® Appetite Control and Trim For Life3® Energy Formula products.

     We use third party manufacturers to produce our Trim For Life3® Appetite Control and Trim For Life3® Energy Formula products. Manufacturers also may experience problems with product quality or timeliness of product    delivery. The loss of a contract manufacturer may force

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us to shift production to in-house facilities and possibly cause manufacturing delays, disrupt our ability to fill orders or require us to suspend production until we find another third party manufacturer. We are not able to control the manufacturing efforts of these third party manufacturers as closely as we control our business. Should any of these manufacturers fail to meet our standards, we may face regulatory sanctions, additional product liability claims or customer complaints, any of which could harm our reputation and our business.

     Our dietary supplement business could suffer as a result of injuries caused by dietary supplements in general, unfavorable scientific studies or negative press.

     Our dietary supplements consist of our Trim For Life3® Appetite Control and Trim For Life3® Energy Formula. We are highly dependent upon consumers’ perceptions of the benefit and integrity of our dietary supplements as well as the safety and quality of products in that industry. Injuries caused by dietary supplements or unfavorable scientific studies or news relating to products in this category may negatively affect consumers’ overall perceptions of products in this category, including our products, which could harm the goodwill of these brands and cause our sales to decline.

Risk Factors Relating to this Offering

There is no public market for our Shares.

     There is no public market for our Shares. Even if a potential buyer could be found, the transferability of Shares restricted by the provisions of the Securities Act and the laws and regulations of the individual states where the Shares are being offered and sold, which generally prohibit transfer absent a registration of such Shares with the applicable regulatory authority or an exemption from the registration requirements of such regulatory authority.

     Our lack of business diversification could result in the devaluation of our Shares if our revenues from our primary products decrease.

     We expect our business to solely consist of the marketing, distribution and sales of dietary and nutritional supplements. We do not have any other lines of business or other sources of revenue. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate sufficient revenues.

Lack of Independent Directors

     We cannot guarantee that our Board of Directors will always have a majority of independent directors. In the absence of a majority of independent directors, our executive officer, who is also

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a principal stockholder and director, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors.

There is Presently no Market for our Common Stock.

     There is no public market for our common stock. We cannot assure that a public market for our common stock will develop in the future. We anticipate that following the filing of this registration statement, we will apply to have our common stock quoted on the Over-The-Counter Bulletin Board (the “OTCBB”) and “Pink Sheets”. However, the OTCBB is a dealer system, and we will have to seek market-makers to provide quotations for our common stock. Even if our common stock is quoted on the OTCBB, the OTCBB provides a limited trading market, and we can make no assurances that any market-maker will agree to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for shareholders to sell their shares or recover any part of their investment in the company. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile so that holders of our common stock will not be able to sell their shares at prices that allow them to recover any or all of their investment. Market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

  Introductions of new products or new pricing policies by us or by our competitors;
  The gain or loss of significant customers or product orders;
  Actual or anticipated variations in our quarterly results;
  The announcement of acquisitions or strategic alliances by us or by our competitors;
  Recruitment or departure of key personnel;
  The level and quality of securities research analyst coverage for our common stock;
  Changes in the estimates of our operating performance or changes in recommendations by us or any research analysts that follow our stock or any failure to meet the estimates made by research analysts; and
  Market conditions in our industry and the economy as a whole.

USE OF PROCEEDS

     We will not receive any of the proceeds from the selling stockholder's sale of the shares offered under this prospectus.

FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "expect", "plans", "intends", "anticipate", "believe", "estimate" and "continue" or similar words and are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You should read

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statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. Life Nutrition believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that Life Nutrition is not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause Life Nutrition’s actual results to differ materially from the expectations Life Nutrition describes in our forward-looking statements. Before you invest in the common stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

BUSINESS

History

     We were originally organized in February 2005 as a New Jersey limited liability company under the name Life Nutrition Products, LLC (“LNP”). On September 24, 2007 we formed Life Nutrition Products, Inc., a Delaware corporation, for the purpose merging with LNP. In October 2007 we merged with LNP, the terms of which required us to issue 10 million shares of our common stock to the LNP security holders to acquire all of LNP’s outstanding equity membership interests. After the merger we had outstanding 10 million shares of common stock, all of which were owned by our two founders, Michael M. Salerno and Richard G. Birn.

Overview of our Business

     We are a dietary supplement company specializing in the development, marketing and distribution of all natural, proprietary, dietary supplements under the names Trim For Life3® Appetite Control and Trim For Life3® Energy Formula.

     The Trim For Life3® Appetite Control formula is an appetite suppressant made from 100% all natural ingredients. The all-natural, proprietary Trim For Life3® Energy Formula is designed to stimulate weight loss and increase energy by: (a) revitalizing and boosting metabolism, (b) combating weight loss fatigue, and (c) replenishing vitamins and minerals.

     The Trim For Life3® Appetite Control formula is patent pending and supported by scientific studies. The application (20060040003) is filed with the United States Patent and Trademark Office.

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The Trim For Life3® Energy Formula is a proprietary formula blend.

     We market, distribute and sell our products through use of the internet, direct mail and television advertising and promotion. However, we outsource to third party manufacturers the manufacturing of our products.

Company Objective and Business Model

     We develop and market dietary supplement products under the brand Trim For Life3® . Our products include single ingredient items as well as multi-ingredient formulas. Our formulas utilize scientifically-supported ingredients which target weight loss. Through active involvement in the trends that affect consumers, we focus on building brand identity for each of the types of products we develop. We believe our potential for growth involves the continued development of our products that can be marketed and sold to our existing and new retail channels, including direct-to-consumer.

     The primary operational components of our business, including the manufacturing, marketing and distribution of Trim For Life3® Appetite Control and Trim For Life3® Energy Formula are outsourced to companies we believe possess a high degree of professionalism and achievement in their particular fields. By outsourcing these operational tasks, we hope to tie our costs closely to our level of product sales and avoid the relatively high costs of building our own infrastructure. We also believe our approach minimizes the need for a large manufacturing workforce or sales staff by permitting us to monitor and manage the operational components of our manufacturing, marketing and distribution providers. Outsourcing also provides additional production capacity that is available to us without significant advance notice, and often at lower prices than if we added production in house.

Products

     Currently, our principal products include two dietary supplement programs marketed under the trade names: Trim For Life3® Appetite Control and Trim For Life3® Energy Formula.

· The Trim For Life3® Appetite Control

     The Trim For Life3® Appetite Control formula is an appetite suppressant made from 100% all natural ingredients. A primary ingredient in the formula is 5-HTP; a popular appetite suppressant. The formula has been clinically tested successfully through a double-blind placebo trial conducted at an independent laboratory. The results concluded that the group given the Appetite Control formula lost significantly more weight than the placebo group.

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     The all natural Trim For Life3® Appetite Control formula incorporates a triple-action system designed for successful weight loss:

1.	System One: The Appetite Control formula increases serotonin levels, thereby reducing the level of hunger.

2.	System Two: The Appetite Control formula enhances carbohydrate metabolism by assisting in lowering blood glucose levels after eating carbohydrate- rich foods.

3.	System Three: The Appetite Control formula assists in blocking locally ingested fats and damaging bile acids through the inclusion of a specially enhanced marine fiber.

     The Trim For Life3® Appetite Control formula is produced in an easy-to-swallow capsule and is distributed in a 13.5 oz. plastic bottle. The label instructs the consumer to take three 632 mg. capsules with 8 oz. of water after the two (2) largest daily meals plus at least six(6) 8oz. glasses of water for best results.

     The Trim For Life3® Appetite Control formula is patent pending. The status of the patent application is published in the U.S. Patent and Trademark Office (Application 20060040003).

· Trim for Life3® Energy Formula

     The all-natural, proprietary Trim For Life3® Energy Formula is designed to stimulate weight loss and increase energy by: (a) revitalizing and boosting metabolism, (b) combating weight loss fatigue, and (c) replenishing vitamins and minerals.

     The Trim For Life3® Energy Formula is produced in tablet form and distributed in a 4 oz. plastic bottle. The label directions instruct the consumer to take from one (1) to four (4) tablets per day or according to individual energy needs.

Intellectual Property, Patents, and Royalty Agreements

     Trim For Life3® Appetite Control formula is a proprietary, patent-pending dietary supplement formulation. The patent applications protecting this formulation are listed below. We will protect the intellectual property and license rights through patent protection, trade secrets and contractual protections and intend to develop a strong brand identity. Although we do not currently license our intellectual property to any third parties, we may choose to provide such licensing arrangements in the future to provide a potential new revenue source.

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     In January 2008, the United States Patent and Trademark Office granted our application for trademark registration for Trim For Life3®.

Serial Number: 78567897
Mark: TRIM FOR LIFE 3
Owner: Life Nutrition Products, L.L.C.

     Our intellectual property is covered, in part, by a U.S. patent application on file in the U.S. Patent and Trademark Office (“USPTO”). The Trim For Life3® Appetite Control formula is patent pending and supported by scientific studies. The application (20060040003) is filed with the United States Patent and Trademark Office.

     The intellectual property and technology is protected by applying for patent protection in the United States and in the most relevant foreign markets, and through non-disclosure agreements, license agreements and appropriate restrictions and controls on the distribution of information. We also rely on trade secrets, common law trademark rights and trademark registrations.

US Patent Application	Title	Subject	Date filed
US 2006/0040003	Dietary supplement	Formulation and Method of	Filed August 10, 2004
Preparation of Multi layered Tablets

Marketing

     We market our products to customers in multiple channels of distribution. Our marketing strategy consists of a three-pronged strategy utilizing the internet, direct mail and television.

     · Internet. Our professionally designed website at www.trimforlife3.com is optimized with popular weight loss keywords, phrases and descriptive meta-tags to increase Trim For Life3® s visibility on keyword search page results. This optimized content helps drive traffic to the website.

     We will utilize top search engines (e.g. Yahoo, Google) to conduct PPC (“pay per click”) campaigns to obtain prominent page placement by purchasing targeted “keywords” to increase traffic and order volume.

     We intend to develop an affiliate network program with other online companies whereby our products will be displayed on web banners through hundreds of network websites to increase brand awareness, website traffic and order volume. As an affiliated network marketer, we will pay advertisers (i.e. websites) a pre-determined commission for each order generated from the advertiser’s website.

     We will also utilize the services of online marketing companies to design email campaigns to a targeted consumer base to increase website traffic, order volume and Trim For Life3® email subscribers.

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     Finally, we will employ an email template service to communicate with our Trim For Life3® consumer list. The email templates can be customized with special product offers. Trim For Life3® website visitors can join the subscriber list for free to receive newsletters, free recipes of the day, a free weight loss guide and product discount coupons.

     · Direct Mail. A professionally designed direct mail package will be mailed to a targeted consumer list to increase order volume. The four-color direct mail campaign may include an endorsement letter, product descriptions, clinical test study results, order forms, coupons and return envelopes.

     A statement insert program may be implemented to target hundreds of thousands of credit card consumers to increase order volume. A pre-printed Trim For Life3® advertisement will be inserted into credit card statements at a negotiated list rate. This program offers us a cost effective method to target consumers with the credit card issuers paying for postage. Generally, postage expense in a direct mail budget accounts for about 40% of total cost.

     We intend to continue developing and offering new products to direct marketing and mass marketing companies

     · Television. A professionally produced television commercial was created in two (2) lengths (60 second/120 product credibility and order volume. We may utilize the services of an experienced direct response media agency on stations whose audiences respond favorably to dietary supplement offers.

     We compete in the dietary supplements category with our Trim For Life3® Appetite Control and Trim For Life3® Energy Formula. We focus the marketing of our dietary supplements to women ages 25-40. All of our products are specially formulated to provide consumers with an all-natural, drug-free way to support their specific weight loss goals.

Distribution

     Our product lines are distributed to retail channels either through distributors or through direct shipments from us. We generally maintain sufficient inventories to meet customer orders as received. From time to time, we may experience back orders that result from variations in demand for products outside of our control or expectations.

Research and Development

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     We do not operate any laboratory facilities to develop our products. Instead, we develop our products by identifying scientifically-supported ingredients that have therapeutic or other health-related benefits. Our development of new product primarily involves analysis of scientific literature, participation in industry trade shows and seminars on new ingredients, gathering information with our existing suppliers and ongoing feedback from our sales and marketing personnel on current and future product trends.

Raw Materials and Manufacturing

     We develop and formulate proprietary, natural based, dietary supplements, but do not manufacture any of these products. We use third-party manufacturers who manufacture and package our products according to formulas and packaging guidelines that we dictate. In order to minimize costs, we may elect to purchase raw or bulk materials directly from our suppliers and have them shipped to our manufacturers so that we may incur only tableting, encapsulating and/or packaging costs and avoid the additional costs associated with purchasing the finished product. By outsourcing product manufacture, we eliminate the capital required to manufacture our own products and increase the flexibility of our manufacturing resources.

We are dependent on certain third-party manufacturers, although we believe that other contract manufacturers could be quickly secured if any of our current manufacturers cease to perform adequately. Pal Labs, Florida manufactured the initial quantity of the Trim For Life3® Appetite Control formula. EMAX, China manufactured the initial quantity of the Trim For Life3® Energy Formula.

We have not experienced any material adverse effect on our business as a result of shortages of raw materials or packaging materials used in the manufacture of our products. An unexpected interruption or a shortage in supply could adversely affect our business derived from these products. We are not substantially dependent on any raw material supplier or packaging supplier since alternative sources of materials, with equal quality, could be quickly obtained if any of our current suppliers cease to supply us adequately.

Competition

     The nutritional supplement industry is large and intensely competitive. We compete generally with companies that manufacture and market competitive nutritional products in our product line. Competitive factors in the nutritional supplement market include product effectiveness, scientific validation, proprietary formulations, price, quality of products, reliability of product delivery and marketing services offered to customers. We believe we compete favorably with respect to each of these factors. Nevertheless, most of our competitors have longer operating histories, wider product offerings, greater name recognition and financial resources than do we.

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Industry Overview

     The dietary supplement industry is highly diversified and intensely competitive. It includes companies that manufacture, distribute and sell products that are generally intended to supplement our daily diets with nutrients that may enhance the body's performance and well-being. Dietary supplements include vitamins, minerals, herbs, botanicals, amino acids and compounds. The Dietary Supplement Health and Education Act of 1994 (“DSHEA”) revised the provisions of the Federal Food, Drug, and Cosmetic Act (“FFDCA”) concerning the regulation of dietary supplements. This act provides new statutory protections for dietary supplements and allows for statements that inform consumers of the effect dietary supplements have upon the structure or functions of the body. Currently, all of our products are regulated as dietary supplements under the FFDCA.

     We expect that the following factors will contribute to the ongoing growth of the domestic nutritional supplement industry:

· The aging of the American population, which is likely to cause increased consumption of nutritional supplements;
· New product introductions in response to new research supporting the positive health effects of certain nutrients;
· The nationwide trend toward preventative medicine resulting from rising health care costs;
· Increased consumer interest in alternative health products such as herb-based nutritional supplements;
· A heightened awareness of the connection between diet and health.

Government Regulation

     Dietary supplements are subject to federal laws dealing with drugs and regulations imposed by the FDA. Those laws regulate, among other things, health claims, ingredient labeling and nutrition content claims characterizing the level of nutrient in the product. They also prohibit the use of any health claim for dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA.

     The Federal Trade Commission (the “FTC”), which exercises jurisdiction over the marketing practices and advertising of products similar to those we offer, has in the past several years

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instituted enforcement actions against several dietary supplement companies for deceptive marketing and advertising practices. These enforcement actions have frequently resulted in consent orders and agreements. In certain instances, these actions have resulted in the imposition of monetary redress requirements. Importantly, the FTC requires that "competent and reliable scientific evidence" corroborate each claim of health benefit made in advertising before the advertising is first made. A failure to have that evidence on hand at the time an advertisement is first made violates federal law. While we have not been the subject to enforcement action for the advertising of our products, there can be no assurance that the FTC or other agencies will not question our advertising or other operations in the future.

     We believe we are in compliance with all material government regulations which apply to our products. However, we are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

     The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies. Our products are subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (“CPSC”), the U.S. Department of Agriculture (“USDA”), the Environmental Protection Agency (“EPA”) and the U.S. Food and Drug Administration (“FDA”). Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the FTC, which regulates these activities under the Federal Trade Commission Act (“FTCA”). The manufacture, labeling and advertising of our products are also regulated by various state and local agencies as well as those of any foreign country to which we may distribute our products.

     The DSHEA revised the provisions of the FFDCA concerning the regulation of dietary supplements. Currently, all of our products are regulated as dietary supplements under the FFDCA.

     Under the current provisions of the FFDCA, there are four (4) categories of claims that pertain to the regulation of dietary supplements.

     1. Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking.

     2. Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Statements of nutritional support or product performance, which are

                                                                                                                                                                                                                                                                                                                                           21

permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and disclose the prevalence of such disease in the United States; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans; (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient. In order to make a nutritional support claim, the marketer must possess adequate substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement and notification to the FDA of the claim is required.

     3. Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease. Drug claims are prohibited from use in the labeling of dietary supplements.

     4. Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content claims when authorized by the FDA or otherwise allowed by law. The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future thereby requiring that we revise our labeling. In addition, a dietary supplement that contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety. There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient. The FDA is in the process of developing guidance for the industry to clarify the FDA’s interpretation of the new dietary ingredient notification requirements, guidance that may result in new and significant regulatory barriers for new dietary ingredients.

     Our dietary supplements must comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act. This Act amends the FFDCA to mandate the reporting of serious adverse events received by us to the FDA. We anticipate full compliance by the effective date without an undue expenditure of resources.

     Our products are manufactured in accordance with all applicable federal regulations as well as current Good Manufacturing Practices (“GMP”) standards set by the Natural Products Association (“NPA”). We carefully review our products to ensure regulatory compliance, safety and efficacy.

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     Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. We intend to comply with any new GMPs once they are adopted. Possible new GMPs include more detailed and stringent rules that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

     In order to comply with applicable statutes and regulations, we may have to, from time to time, reformulate, eliminate or re-label certain of our products and revise certain advertising claims. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

     Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

     On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.” This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims. Our internal staff, reviews our advertising claims for compliance with FTC requirements.

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     The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. A violation of such orders could have a material adverse effect on our business, financial condition and results of operations.

     Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities. Some states also permit these laws to be enforced by state attorneys general. These attorneys generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products.

     We may be subject to additional laws or regulations by the FDA or other federal, state, county, local or foreign regulatory authorities, the repeal of laws or regulations which we consider favorable, or more stringent interpretations of current laws or regulations, from time to time in the future. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations, legal proceedings or administrative orders, when and if promulgated or initiated, would have on our business in the future.

     The Dietary Supplement Health and Education Act of 1994 (“DSHEA”) was enacted on October 25, 1994. DSHEA amends the FDC Act by defining dietary supplements, which include vitamins, minerals, amino acids, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating dietary supplements as food additives or as drugs unless product claims, such as claims that a product may diagnose, mitigate, cure or prevent an illness, disease or malady, permit the FDA to attach drug status to a product. In such case, the FDA could require pre-market approval to sell the product. Manufacturers are not required to obtain prior FDA approval before producing or selling a dietary supplement unless the ingredient is considered “new” or was not on the market as of October 15, 1994.

     Dietary supplement products may include truthful, non-misleading and substantiated statements of nutritional support. Examples of such claims are statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. These claims are also known as “structure/function” claims. FDA requires companies which include structure/function claims on their labeling to notify the agency of the claim within 30 days of first marketing the dietary supplement with the identified claims. FDA does not typically respond to these notifications, but

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could issue a “courtesy letter” should the agency question some aspect of the submission. A dietary supplement that includes a structure/function claim on its labeling is also required to include a disclaimer stating that the FDA has not evaluated the claim. FDA distinguishes between structure/function claims which do not require FDA pre-approval and disease-related health claims which require FDA prior approval or the issuance of an authorizing regulation.

     A product marketed as a dietary supplement and subsequently approved for use as a drug or biologic may continue to be sold and regulated as a dietary supplement unless the FDA specifically finds that it is unsafe for use as a dietary supplement. A substance that has not been marketed as a dietary supplement prior to its approval as a drug or biologic, or prior to initiation of substantial clinical investigations for such uses, may be sold as a dietary supplement only pursuant to an FDA regulation authorizing its use as a dietary supplement.

     The FDA may take enforcement action against a dietary supplement if the FDA believes the supplement presents a significant or unreasonable risk of illness or injury under conditions of use suggested in the labeling or under ordinary conditions of use. Under DSHEA, the FDA bears the burden of proof to show that a dietary supplement presents a significant or unreasonable risk of illness or injury. The FDA may also take enforcement action for unlawful promotion of a dietary supplement.

     The FDA has finalized some of its regulations to implement DSHEA including those relating to nutritional labeling requirements and nutritional support claims. The FDA also has under development additional regulations and guidelines to implement DSHEA. Newly adopted and future regulations may require expanded or different labeling for our dietary supplements. We cannot determine what effect these regulations, when fully implemented, will have on our business in the future. These regulations could require the reformulation or discontinuance of certain products, additional recordkeeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims and safety. Failure to comply with applicable FDA requirements can result in sanctions being imposed on us or the manufacture of our products including, but not limited to, warning letters, product recalls and seizures, injunctions or criminal prosecution.

DESCRIPTION OF PROPERTY

     We lease 120 square feet of office space at 121 Monmouth Street, Suite A, Red Bank, New Jersey 07701. The monthly rent is $500 and the lease term is from January 1, 2006 through December 31, 2007. The landlord is 121 Monmouth Street, LLC, a limited liability company owned, in part, by our CEO Michael Salerno. The lease has continued on a month to month basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS

     The following discussion and analysis of the consolidated financial condition and results of operations should be read with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements

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that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

General

     We are a dietary supplement company specializing in the development, marketing and distribution of our own all natural, proprietary, dietary supplements under the names Trim For Life3® Appetite Control and Trim For Life3® Energy Formula.

     The Trim For Life3® Appetite Control formula is an appetite suppressant made from 100% all natural ingredients. The all-natural, proprietary Trim For Life3® Energy Formula is designed to stimulate weight loss and increase energy by: (a) revitalizing and boosting metabolism, (b) combating weight loss fatigue, and (c) replenishing vitamins and minerals.

     Our plan of operation during the next 12 months is to focus on sales of our existing products. We also plan to develop and market new products in the dietary supplement industry.

Results of Operations

Year ended December 31, 2007 compared to year ended December 31, 2006

     Revenue: Revenue was $13,914 for the year ended December 31, 2007 compared to $20,813 for the year ended December 31, 2006, a decrease of 33%. The decrease is due to timing relative to testing in the marketplace.

     Gross Profit: Gross profit was $7,631 for 2007 (54.8% of revenue) compared to a gross margin of $16,559 (79.6% of revenue) for fiscal 2006, a decrease of $8,928 (54.0%) . Both the dollar decrease and percentage decrease in gross profit is primarily attributed to market tests and not the final rollout to marketplace. Thus, past figures are not indicative of future results for better or worse.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses were approximately $159,346 for the year ended December 31, 2007 compared to $120,680 for the year ended December 31, 2006, an increase of $38,666. The increase in the current fiscal year was due to payroll and professional fees.

     Other Income (Expense): Other income (expense) was ($4807) for the year ended December 31, 2007 compared to -0- for the year ended December 31, 2006. This increase was attributable to interest expense on our debt.

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     Income Taxes: We have incurred substantial net losses from our inception and as a result, have not incurred any income tax liabilities.

Six months ended June 30, 2008 compared to six months ended June 30, 2007

     Revenue: Revenue was $1,822 for the six months ended June 30, 2008 compared to $13,097 for the six months ended June 30, 2007, a decrease of $11,275.

     Gross Profit/(Loss): Gross profit/(loss) was ($12,314) for the six months ended June 30, 2008 compared to $4,537 for the six months ended June 30, 2007, a decrease ($16,851). This decrease in gross profit is primarily attributed to expired inventory.

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     Selling, General and Administrative Expenses: Selling, general and administrative expenses were approximately $ 76,525 for the six months ended June 30, 2008 compared to $76,299 for the six months ended June 30, 2007, a increase of $226.

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     Other Income (Expense): Other income (expense) was ($996.) for the six months ended June 30, 2008 compared to $0 for the six months ended June 30, 2007. This increase was attributable to interest expense on our debt.

Impact of Inflation

Inflation has not had a material effect on our results of operations.

Liquidity and Capital Resources

     Net cash used in operating activities was $55,949 for the six months ended June 30, 2008, compared to $68,688 for the six months ended June 30, 2007. This decrease in cash used relates to inventory.

     The Company’s net cash provided by financing activities was $62,212 for the six months ended June 30, 2008 compared to net cash provided by financing activities of $68,500 for the six months ended June 30, 2007. The decrease was due to the capital needs of the Company. As of June 30, 2008 we owed $1,557 pursuant to an outstanding line of credit.

     As of the date of June 30, 2008, the Company had approximately $7,119 in cash. It is meeting its working capital needs by relying upon the proceeds from its December 2007 private placement. On December 3, 2007, the Company commenced a private offering of up to fifty (50) Units of common stock at a price per Unit of $10,000 for a maximum offering amount of $500,000. The Units were offered and sold to investors who qualified as “accredited investors” as defined in Rule 501(a) under the Securities Act, pursuant to an exemption from registration under Section 4(2) or 4(6) of the Securities Act and/or Regulation D thereunder.

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As of March 5, 2008, we have sold twenty one (21) Units in the Private Offering.

     Obligations are being met on a month-to-month basis as cash becomes available. There can be no assurances that the Company’s present flow of cash will be sufficient to meet current and future obligations. The Company has incurred losses since its inception, and continues to require additional capital to fund operations and development. As such, the Company’s ability to pay its already incurred obligations is mostly dependent on the Company achieving its revenue goals or raising additional capital in the form of equity or debt.

Off Balance Sheet Arrangements

Not applicable.

Critical Accounting Policies

     Our significant accounting policies are more fully described in Note 2 to the audited financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policies are subject to estimates and judgments used in the preparation of the financial statements:

Quantitative and Qualitative Disclosure about Market Risk

     We do not hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices. Therefore, we believe that we are not materially exposed to market risks resulting from fluctuations from such rates or prices.

MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

     Our securities are not traded on any exchange or quotation system. We anticipate that following the filing of the registration statement, our common stock will be quoted on either the Over The Counter Bulletin Board (“OTCBB”), OTC-Other, or the “Pink Sheets”. In general there is greater liquidity for traded securities on the OTCBB, and less through quotation in the Pink Sheets. In order for our common stock to trade, a registered broker-dealer, known as the market maker, must be willing to list bid or sale quotations and file an application on our behalf to make a market in our securities. We have not, as of this date, contacted a market maker for sponsorship of our securities on the OTCBB. Securities that are quoted in the Pink Sheets have initial and ongoing disclosure obligations.

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     It is not possible to predict where, if at all, our common stock will be traded following qualification of our securities for trading. Even if our common stock is accepted for quotation, it is not certain that an orderly market will develop. The trading markets, if any, may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors discussed in the section entitled “Risk Factors”, investors’ perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions.

Number of Stockholders

     As of June 1, 2008, there were approximately 13,455,000 shares of common stock issued and outstanding and there were forty two (42) holders of record of our common stock.

SELLING SECURITY HOLDERS

     The following table presents information regarding the selling security holders. Changes in the selling security holders occurring after the date of this prospectus will be reflected by our filing a Rule 424(b) prospectus with the Commission. The table below identifies the selling security holders. Other than Michael Salerno and Richard Birn, none of the selling security holders have held a position or office or had any other material relationship with Life Nutrition.

	Amount of		Amount and (if one
	securities of the		percent or more)
	class owned by	Amount to be	percentage of the
	the security	offered for the	class to be owned by
	holder before	security holder's	security holder after
Name of
selling	this offering	account	the offering is
security			complete
holder
Abraham	150,000	150,000	0
Wassef[1]
Affifa Wassef[1]	150,000	150,000	0
Anthony	150,000	150,000	0
Barros[1]

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Chris Conte[1]	150,000	150,000	0
Dale Beckner[1]	150,000	150,000	0
David Best[1]	150,000	150,000	0
Dr. David	150,000	150,000	0
Marsden[1]
Eric Hinds[1]	150,000	150,000	0
Gregory	150,000	150,000	0
Vitale[1]
Hudson	150,000	150,000	0
Capital
Partners[1]
Jason Borreo[1]	150,000	150,000	0
John Nelson[1]	150,000	150,000	0
JRC Hoboken	150,000	150,000	0
Properties
LLC[1]
Lorraine	150,000	150,000	0
Bjornsund[1]
Luke Vitale[1]	150,000	150,000	0
Marco	150,000	150,000	0
Tartaglia[1]
Michael	150,000	150,000	0
Mixson[1]
Michael	150,000	150,000	0
Walsh[1]
Rob Birn[1]	150,000	150,000	0
Tiffanie	150,000	150,000	0
Eagan[1]

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Timothy	150,000	150,000	0
Cross[1]
Alice	5,000	5,000	0
Montalvo[2]
Colleen	10,000	10,000	0
Coppa[2]
Duane Sunby[2]	5,000	5,000	0
Janeen	10,000	10,000	0
Clinton[2]
Margaret	10,000	10,000	0
Schwarting[2]
Marcia	15,000	15,000	0
Anderson[2]
Christine	10,000	10,000	0
Grande[2]
Lee Bossie[2]	30,000	30,000	0
Arlene	10,000	10,000	0
Epstein[2]
Charlie	10,000	10,000	0
Stipelman[2]
Jane	10,000	10,000	0
Perlmutter[2]
Jill Paich[2]	5,000	5,000	0
Mary Frances	10,000	10,000	0
Van Jura[2]
Rita Atlas[2]	10,000	10,000	0
Sari Persily[2]	10,000	10,000	0
Sheila Grant Dott[2]	10,000	10,000	0

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John Michael	5,000	5,000	0
Beam[2]
Fred	125,000	125,000	0
Terranova Sr2
Hope	5,000	5,000	0
Palladino[2]
Michael M.	5,700,000	5,700,000	42.36%
Salerno[3]
Richard G.	4,300,000	4,300,000	31.96%
Birn[3]
TOTAL	13,455,000	13,455,000	0

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1 Acquired shares in December 2007 private offering

2 Acquired shares on June 1, 2008 for services rendered. For further detail see "Item 15. Recent Sales of Unregistered Securities".

3 Founders' shares

Michael Salerno, our co-founder, CEO and chairman of the board, and Richard Birn, our other co-founder, vice president and director, are selling stockholders and will be considered to be underwriters for purposes of this offering.

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MANAGEMENT

Executive Officers and Directors

     The following table furnishes the information concerning our directors and officers as of June 1, 2008. The directors are elected every year and serve until their successors are elected and qualify.

Name	Age	Position
Michael M. Salerno	36	CEO, Chairman
Richard G. Birn	38	VP, Director

                                                                                                                                                                                                               32

     Michael M. Salerno (age 36) is our co-founder and has been our Chief Executive Officer and Chairman of the Board since 2005. Mr. Salerno is the founding CEO of Northeast Professional Planning Group, Inc. (NPPG) and its subsidiaries, SRG, Arbor Title Services, Arbor Realtors, Tri State Realty and Anomaly Capital. Mr. Salerno’s responsibilities have included growing, monitoring, and managing all aspects of NPPG since its inception in August 1997. Mr. Salerno’s business acumen extends from forming businesses to building successful business partnerships in a wide range of industries.

     Richard G. Birn (age 38) is our co-founder and has been our Vice President and Director since 2005. Mr. Birn is a senior sales executive at Sunguard Trading Systems, an international software company. Mr. Birn’s responsibilities have included business operations, forecasting, logistics, and contract negotiations. Mr. Birn is a fitness enthusiast who pursued his passion for a healthier lifestyle by becoming a Certified Sports Nutritionist.

Management Staff:

Marcia D. Anderson, Marketing and Operations Director.

Margaret Schwarting, Accounting Manager.

Compensation of Directors

     We do not compensate members of the Board of Directors for their services in such capacity but may do so upon conclusion of this Offering.

Employment Agreements

We have not entered into employment agreements with any of our executive officers.

Board of Directors

     Our Board of Directors currently consists of two (2) members. Our Bylaws provide that our board shall consist of not less than one (1) nor more than nine (9) individuals. The terms of directors expire at the next annual shareholders’ meeting unless their terms are staggered as permitted in our bylaws. Each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

Director Compensation

                                                                                                                                                                                                                                                                                33

     Currently, we do not pay our directors any cash or other compensation. In the future, we may consider appropriate forms of compensation, including the issuance of common stock and stock options as compensation.

Committees

     To date, we have not established a compensation committee, nominating committee or an audit committee.

Compliance With Section 16(a) Of The Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the registrant's officers and directors, and persons who own more than 10% of a registered class of the registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish the registrant with copies of all Section 16(a) forms that they file.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 2007, our officers had outstanding loans to us in the amount of $74,345, which loans have since been paid off.

     We lease our office space from 121 Monmouth Street, LLC, a limited liability company owned, in part, by our CEO Michael Salerno.

PLAN OF DISTRIBUTION

     The selling security holders and any of their pledges, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

                                                                                                                                                                                                                                            34

  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any of these methods of sale; and
  any other method permitted pursuant to applicable law.

     The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

     If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

     The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the

                                                                                                                                                                                                                                                                                                                            35

commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

     We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling security holders are advised to ensure that any brokers, dealers or agents effecting transactions on behalf of the selling security holders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Life Nutrition while such selling security holders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling security holders are not permitted to cover short sales by purchasing shares while the offering is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.


Michael Salerno, our co-founder, CEO and chairman of the board, and Richard Birn, our other co-founder, vice president and director, are selling stockholders and will be considered to be underwriters for purposes of this offering.


                                                                                                                                                                                                                                                                               36

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of shares and percentage of all shares of common stock issued and outstanding as of June 1, 2008, held by any person known to us to be the beneficial owner of 5% or more of our outstanding common stock, by each executive officer and director, and by all directors and executive officers as a group.

     This information as to beneficial ownership was furnished to us by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 121 Monmouth Street, Suite A Red Bank NJ 07701. Information with respect to the percent of class is based on outstanding shares of common stock as of June 1, 2008. Except as otherwise indicated and pursuant to applicable community property laws, to our knowledge, each stockholder has sole power to vote and dispose of all the shares of common stock listed opposite his name.

     For purposes of this table, each person is deemed to have beneficial ownership of any shares of our common stock such person has the right to acquire on or within 60 days after June 1, 2008.

	Shares of common stock
Name and address of Beneficial Owner	Beneficially Owned	Percent of Class(1)
Michael M. Salerno	5,700,000	42.36%
Richard G. Birn	4,300,000	31.96%
Directors and officers as a group (2 persons)	10,000,000	74.32%

(1) Based on an aggregate of 13,455,000 common shares outstanding as of June 1, 2008.

DESCRIPTION OF CAPITAL STOCK

General

     We have authorized 50,000,000 shares of Common Stock, $0.0001 par value, 13,455,000 shares of which are issued and outstanding. We have authorized 2,000,000 shares of blank check preferred stock, none of which are issued and outstanding. There is no trading market for any of the shares. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

     Our Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series for such consideration as it may determine; to fix or alter the voting powers, designations, preferences and rights, including, but not limited to, dividend rights, conversion rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, or any of them, as to unissued series of shares of Preferred Stock; and to fix the number of shares constituting any

                                                                                                                                                                                                                                                                    37

such series and designation thereof, or any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Issuances of Common Stock

     We have issued 5.7 million and 4.3 million shares of common stock to our founders, Michael M. Salerno and Richard G. Birn, respectively.

Dividends

     We have never paid a dividend on our Common Stock and we currently intend to retain earnings for use in our business to finance operations and growth. Any future determination as to the distribution of cash dividends will depend upon our earnings and financial position at that time and such other factors as the Board of Directors may deem appropriate.

Voting Rights

     Each share of our Common Stock entitles the holder thereof to one vote, either in person or by proxy, at all shareholder meetings. The holders of Common Stock are not permitted to vote their shares cumulatively; accordingly, the holders of more than 50 percent of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon by Legal & Compliance, LLC, West Palm Beach, FL.

EXPERTS

     The financial statements as of December 31, 2007 and December 31, 2006, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in

                                                                                                                                                                                                                                                                                                                                    38

the two-year period ended December 31, 2007 were audited by the Independent Registered Public Accounting Firm of Rosenberg Rich Baker Berman & Company, Bridgewater, NJ

TRANSFER AGENT

Our transfer agent is Registrar and Transfer Company, 10 Commerce Drive Cranford, NJ.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We will file reports and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                                                                                                                                                                                39

FINANCIAL STATEMENTS
Life Nutrition Products, Inc.
Index to Financial Statements

                                                                                                    Page

    Accountants' Report on the Financial Statements                              F-1

Financial Statements – Calendar year 2007 and 2006
Balance Sheet	F-2
Statements of Operations	F-3
Statements of Stockholder's Equity	F-4
Statements of Cash Flows	F-5
Notes to the Financial Statements	F-6-8
Financial Statements – Six months ended June 30, 2008 and 2007
Balance Sheet	F-9
Statements of Operations	F-10
Statements of Stockholder’s Equity	F-11
Statements of Cash Flows	F-12
Notes to the Financial Statements	F-13-15

Independent Auditor's Report

To the Stockholders of
Life Nutrition Products, Inc.

We have audited the accompanying balance sheet of Life Nutrition Products, Inc. as of December 31, 2007, and the related statements of operations, stockholders' equity and cash flows, for each of the two years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Life Nutrition Products, Inc. at December 31, 2007 and the results of its operations and its cash flows for each of the two years ended December 31, 2007 and 2006 in conformity with U.S. generally accepted accounting principles.

/S/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
May 5, 2008

                                                                                                                                                                                                                                                  F-1

Life Nutrition Products, Inc.
Balance Sheet
December 31, 2007

Assets

Current Assets
Cash and cash equivalents	$ 856
Inventory	27,610
Total Current Assets	28,466

Property and Equipment, net	441
Deposit	300

Total Assets	$ 29,207

Liabilities and Stockholder’s Equity

Liabilities
Accounts payable and accrued expenses	895
Line of Credit	75,000
Officer Loans Payable	74,345
Total Liabilities	150,240

Stockholder’s Equity
Preferred Stock, $0.0001 par value, 2,000,000 authorized, none
issued and outstanding	-
Common Stock $0.0001 par value, 50,000,000 authorized, 10,000,000
issued and outstanding	1,000
Additional Paid-in Capital	169,100
Retained Deficit	(291,133)
Total Stockholder’s Equity	(121,033)

Total Liabilities and Stockholder’s Equity	$ 29,207

See notes to the financial statements.

                                                                                                                                                                                                                                                     F-2

Life Nutrition Products, Inc.
Statements of Operations

	Year Ended December 31,
	2007	2006
Revenue	$ 13,914	$ 20,813
Cost of Revenues	6,283	4,254
Gross Profit	7,631	16,559
Expenses
Selling General & Administrative	159,346	120,680
Other Income (Expense)
Interest Expense	(4,807)	-
Total Expenses	164,153	120,680

Income before provision for income taxes	(156,522)	(104,121)
Provision for income taxes	-	-
Net Loss	$ (156,522)	$ (104,121)

See notes to the financial statements.

                                                                                                                                                                                F-3

		Life Nutrition Products, Inc.
		Statements of Stockholder’s Equity
						Additional	Retained
	Preferred Preferred Common			Commom Members’		Paid-in	Earnings
	Shares	Amount	Shares	Amount	Capital	Capital	(Deficit)	Total

Balance 12/31/2005	-$	-	- $	- $	2,100 $	- $	(30,489)	$(28,390)
Net Loss	-	-	-	-	-	-	(104,121)	(104,121)
Balance 12/31/2006	-	-	-	-	2,100		(134,610)	(132,511)
Contributed Capital	-	-	-	-	168,000	-	-	168,000
Merger with Life Nutrition
Products, Inc. and
issuance of founder shares	-	- 10,000,000		1,000	(170,100)	169,100	-	-
Net Loss	-	-	-	-	-	-	(156,522)	(156,522)

Balance 12/31/2007	- $	- 10,000,000 $		1,000 $	- $	169,100 $ (291,132)		$(121,033)

See notes to the financial statements.

                                                                                                                                                                                                                      F-4

Life Nutrition Products, Inc.
Statements of Cash Flows
	Year Ended December 31,
	2007	2006
Cash Flows from Operating Activities

Net Loss	$ (156,522)	$ (104,121)
Adjustments to reconcile net loss to net cash used in operating activities
Decrease (Increase) in Inventory	9,750	(37,360)
Decrease in Prepaid Expenses	-	28,800
(Increase) in Security Deposit	-	(300)
Depreciation	1,577	2,183
(Decrease) Increase in Deferred Revenue	(1,359)	1,359
(Decrease) Increase in Accounts Payable	(3,231)	4,127
Net cash used in operating activities	(149,785)	(105,313)

Cash Flow from Investing Activities

Purchase of Fixed Assets	-	(1,324)
Net cash used in investing activities	-	(1,324)

Cash flows from Financing Activities

Proceeds from Line of Credit	75,000	-
Proceeds from Officer Loan	(97,155)	93,500
Proceeds from Contributed Capital	168,000	-
Net cash provided by financing activities	145,845	93,500

Net increase (decrease) in cash	(3,940)	(13,137)
Cash at beginning of period	4,796	17,933
Cash at end of period	$ 856	$ 4,796

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$ 4,807	$ -
Income taxes	$ -	$ -

See notes to the financial statements.

                                                                                                                                                                                                                     F-5

Life Nutrition Products, Inc.
Notes to the Financial Statements

1.	NATURE OF OPERATIONS

Life Nutrition Products, Inc was originally organized as a New Jersey limited liability company in February 2005 under the name Life Nutrition Products, LLC ("LNP"). On September 24, 2007, Life Nutrition Products, Inc. a Delaware Corporation was formed and merged with LNP. Under the terms of the merger 10 million shares of common stock were issued to the LNP Members to acquire all of LNP's membership interests. After the merger, 10 million shares of common stock were outstanding, all of which were owned by LNP's two founders, Michael M. Salerno, President and Richard G. Birn, Vice President.

Our primary business purpose is to market over-the-counter, all-natural dietary supplements under the trade names: Trim For Life3 Appetite Control and Trim For Life3 Energy Formula. The Trim For Life3 Appetite Control Formula is patent pending and supported by scientific studies. The Trim For Life3 Energy Formula is a proprietary formula blend.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

Highly liquid investments with maturities of three months or less at the date of purchase (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. Inventories consist of only finished goods.

Property and Equipment

                                                                                                                                                                                                                                                       F-6

Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method based on the estimated useful lives of the assets.

Revenue Recognition

The Company's sales are placed over the Internet or by phone and payment is taken by either credit card or check. Product is shipped immediately upon receipt of order. Revenue is recognized at the time of shipment. Life Nutrition Products offers customers the right to return certain of its products. Revenue for these products is recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists. Among its criteria for revenue recognition from sales transactions where a buyer has a right of return, SFAS No. 48 requires the amount of future returns to be reasonably estimated. We were unable to reasonably estimate returns for the periods reported, therefore, the recognition of revenue was deferred until the customer's right of return expired.

Shipping and Handling

Shipping and handling costs have been expensed as incurred and have been included in operating expenses. Shipping and handling expense was $864 and $0 for the years ended December 31, 2007 and 2006, respectively.

Advertising

Advertising costs have been expensed as incurred and have been included in operating expenses. Advertising expense was $34,597 and $37,256 for the years ended December 31, 2007 and 2006, respectively.

Life Nutrition Products, Inc.
Notes to the Financial Statements

3.	PROPERTY AND EQUIPMENT

At December 31 2007 and 2006, property and equipment consists of the following:

Estimated
Useful Lives
Computer Equipment	$ 1,324	$ 1,324	3 years
Website Development	$ 4,315	$ 4,315	3 years
Less: accumulated depreciation and amortization	(5,198)	(3,621)
	$ 441	$ 2,018

4. LINE OF CREDIT

Wachovia

On October 25, 2006 the Company closed on a business line of credit with Wachovia Bank in the amount of $50,000. The principal bears interest at the prime rate plus 2.5% . As of December 31, 2007, there was $50,000 drawn on the line and $0 available.

Washington Mutual

                                                                                                                                                                                                                                                                                                                 F-7

On October 18, 2006 the Company closed on a business line of credit with Washington Mutual Bank in the amount of $25,000. The principal bears interest at the prime rate plus 3%. As of December 31, 2007, there was $25,000 drawn on the line and $0 available.

5. OFFICER LOANS PAYABLE

Loans from officers are unsecured, non-interest bearing and are due upon demand. As of December 31, 2007 the Company had loans from Michael Salerno, President and Richard Birn, Vice-President totaling $74,345. Subsequent to the year ended December 31, 2007 these loans were paid in full.

6. SUBSEQUENT EVENTS

Private placement

On December 3, 2007 the Company offered for sale to accredited investors up to fifty units at a purchase price per unit of $10,000. Each unit consists of 150,000 shares of common stock, $0.0001 par value per share. The minimum offering amount is 20 units ($200,000) and the maximum offering is 50 Units ($500,000). The offering shall remain open until the sale of all of the units offered or November 1, 2008, whichever shall occur first. In February and March of 2008, 21 units were sold and $210,000 of capital was raised.

                                                                                                                                                                                                                                                                                                                                            F-8

Life Nutrition Products, Inc.
Balance Sheet
June 30, 2008
(As Restated)

Assets

Current Assets
Cash and cash equivalents	$ 7,119

Inventory	13,474
Total Current Assets	20,593

Property and Equipment, net	441

Total Assets	$ 21,034

Liabilities and Stockholder’s Equity

Liabilities
Line of Credit	$ 1,557
Total Liabilities	1,557

Stockholder’s Equity
Preferred Stock, $0.0001 par value, 2,000,000 authorized, none
issued and outstanding	-
Common Stock $0.0001 par value, 50,000,000 authorized, 13,455,000
issued and outstanding	1,346
Additional Paid-in Capital	399,098
Retained Deficit	(380,967)
Total Stockholder’s Equity	19,477

Total Liabilities and Stockholder’s Equity	$ 21,034

See notes to the financial statements.


                                                                                                                                                                               F-9


Life Nutrition Products, Inc.
Statements of Operations
	Six Months Ended June 30,

	2008	2007
	(As Restated)

Revenue	$ 1,822	13,097
Cost of Revenues	14,136	8,560
Gross Profit	(12,314)	4,537

Expenses
Selling General & Administrative	76,525	76,299

Other (Income) Expense
Interest Income	(141)	-
Interest Expense	1,137	-
Total Expenses	77,521	76,299

Loss before provision for income taxes	(89,835)	(71,762)
Provision for income taxes - -
Net Loss	$ (89,835)	$ (71,762)

See notes to the financial statements.

                                                                                                                                                                                                                                              F-10


Life Nutrition Products, Inc.
Statements of Stockholder’s Equity

			Additional	Retained
Preferred Preferred	Common	Common Members’	Paid-in	Earnings
Shares Amount	Shares	Amount Capital	Capital	(Deficit)	Total

Balance 12/31/2005	- -	-	-	2,100	-	(30,489)	(28,389)
Net Loss 2006	- -	-	-	-	-	(104,121)	104,121
Balance 12/31/2006	- -	-	-	2,100		(134,610)	(132,510)
Contributed Capital	- -	-	-	168,000	-	-	168,000
Merger with Life Nutrition
Products, Inc. and issuance
of founder shares	- -	10,000,000	1,000	(170,100)	169,100	-	-
Net Loss 2007	- -	-	-	-	-	(156,522)	(156,522)
Balance 12/31/2007	- -	10,000,000	1,000	-	169,100	(291,132)	(121,032)
Private placement &	_ _	3,150,000	315		209,685		210,000
issuance of shares
Stock Base Compensation	_ _	305,000	31	_	20,313		20,375
Net loss 6 month ended						(89,835)	(89,835)
6/30/2008
Balance 6/30/2008
(As Restated)	_ _	13,455,000	1,346	_	399,098	(380,967)	19,508
See notes to the financial statements.


                                                                                                                                                                                                                           F-11


Life Nutrition Products, Inc.
Statements of Cash Flows
	Six Months Ended June 30,
	2008	2007
	(As Restated)
Cash Flows from Operating Activities

Net Loss	$ (89,835) $(71,762)
Stock Base Compensation	20,313
Adjustments to reconcile net loss to net cash used in operating activities
Decrease in Inventory	14,136	8,560
Decrease in Deferred revenue	-	(1,359)
Decrease in Security Deposit	300	-
Decrease in Accounts Payable	(863) (4,127)
Net cash used in operating activities	(55,949)	(68,688)

Cash flows from Financing Activities

Proceeds (Repayment of) from Line of Credit	(73,443)	10,000
Repayment of Officer Loan	(74,345)	-
Proceeds from Contributed Capital	210,000	58,500
Net cash provided by financing activities	62,212	68,500

Net increase (decrease) in cash	6,263	(188)
Cash at beginning of period	856	4,796
Cash at end of period	$ 7,119	$4,608
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$ 1,137	$0
Income taxes

SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Officer Loan converted to Contributed Capital	$ -	$97,156

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See notes to the financial statements.

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Life Nutrition Products, Inc.
Notes to the Financial Statements

1.	NATURE OF OPERATIONS

Life Nutrition Products, Inc was originally organized as a New Jersey limited liability company in February 2005 under the name Life Nutrition Products, LLC ("LNP"). On September 24, 2007, Life Nutrition Products, Inc. a Delaware Corporation was formed and merged with LNP. Under the terms of the merger10 million shares of common stock were issued to the LNP Members to acquire all of LNP's membership interests. After the merger, 10 million shares of common stock were outstanding, all of which were owned by LNP's two founders, Michael M. Salerno, President and Richard G. Birn, Vice President.

Our primary business purpose is to market over-the-counter, all-natural dietary supplements under the trade names: Trim For Life3 Appetite Control and Trim For Life3 Energy Formula. The Trim For Life3 Appetite Control Formula is patent pending and supported by scientific studies. The Trim For Life3 Energy Formula is a proprietary formula blend.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

Highly liquid investments with maturities of three months or less at the date of purchase (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. Inventories consist of only finished goods.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method based on the estimated useful lives of the assets.

Revenue Recognition

The Company's sales are placed over the Internet or by phone and payment is taken by either credit card or check. Product is shipped immediately upon receipt of order. Revenue is recognized at the time of shipment. Life Nutrition Products offers customers the right to return certain of its products. Revenue for these products is recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of

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Return Exists. Among its criteria for revenue recognition from sales transactions where a buyer has a right of return, SFAS No. 48 requires the amount of future returns to be reasonably estimated. We were unable to reasonably estimate returns for the periods reported, therefore, the recognition of revenue was deferred until the customer's right of return expired.

Shipping and Handling

Shipping and handling costs have been expensed as incurred and have been included in operating expenses. Shipping and handling expense was $129 and $46 for the years ended June 30, 2008 and 2007, respectively.

Advertising

Advertising costs have been expensed as incurred and have been included in operating expenses. Advertising expense was $875 and $28,797 for the years ended June 30, 2008 and 2007, respectively.

Life Nutrition Products, Inc.
Notes to the Financial Statements

3.	PROPERTY AND EQUIPMENT

At June 30, 2008 property and equipment consists of the following:

		Estimated
		Useful Lives
Computer Equipment	$ 1,324	3 years
Website Development	$ 4,315	3 years
Less: accumulated depreciation and	(5198)
amortization
	$ 441

4. LINE OF CREDIT

Wachovia

On October 25, 2006 the Company closed on a business line of credit with Wachovia Bank in the amount of $50,000. The principal bears interest at the prime rate plus 2.5% . As of June 30, 2008 there was $0 drawn on the line and $50,000 available.

Washington Mutual

On October 18, 2006 the Company closed on a business line of credit with Washington Mutual Bank in the amount of $25,000. The principal bears interest at the prime rate plus 3%. As of June 30, 2008 there was $1,577 drawn on the line and $23,443 available.

6. PRIVATE PLACEMENT

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Private placement

On December 3, 2007 the Company offered for sale to accredited investors up to fifty units at a purchase price per unit of $10,000. Each unit consists of 150,000 shares of common stock, $0.0001 par value per share. The minimum offering amount is 20 units ($200,000) and the maximum offering is 50 Units ($500,000). The offering shall remain open until the sale of all of the units offered or November 1, 2008, whichever shall occur first. In February and March of 2008, 21 units were sold and $210,000 of capital was raised.

7. OFFICER LOANS PAYABLE

Loans from officers are unsecured, non-interest bearing and due on demand. During the six months ended June 30, 2008, outstanding officer loans payable in the amount of $74,345 were paid in full.

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8. STOCK BASED COMPENSATION

The Company follows the provisions of EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which requires that stock grants to non-employees be measured at the fair value of the equity instruments issued or the consideration received, whichever is more reliably measurable. On June 1, 2008, we issued a total of 305,000 shares of common stock to 19 persons for various administrative services rendered. We recorded compensation expense in the amount $20,313 based on the value of stock ($0.066) as determined in our recent private placement.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

                                                                                                                                                                                                  Amount to
                                                                                                                                                                                                      Be Paid

SEC registration fee	$ 52.88
Legal fees and expenses	$ 40,000
Accounting fees and expenses	$ 15,000
Miscellaneous	$ 18,000
Total	$ 73,053

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation, Bylaws and Delaware law contain provisions relating to the indemnification of officers and directors. Generally, they provide that we may indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of our company, by reason of the fact that he is or was a director, officer, employee or agent of our company. It must be shown that he acted in good faith and in a manner, which he reasonably believed to be in, or not opposed to, our best interests. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to our company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following issuance of shares were exempt from registration under section 4(2) or 4(6) of the Securities Act and/or Regulation D promulgated there under:

     On December 3, 2007, we commenced a private offering of up to fifty (50) Units of our common stock at a price per Unit of $10,000 for a maximum offering amount of $500,000. Each Unit consists of 150,000 shares of our common stock. As of June 30, 2008, we sold 21 units or 3,150,000 shares of common stock.

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On June 1, 2008, we issued a total of 305,000 shares of common stock to 19 persons for various administrative services rendered valued at $0.07 per share. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933. A complete list of the shareholders and shares issued is set forth in footnote 2 to the table entitled "Selling Security Holders"

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit    Description
Number

2.1	Share Exchange Agreement whereby Life Nutrition Products, Inc. merged with and into Life Nutrition Products, LLC on or about September 24, 2007 *

3.1	Certificate of Incorporation *

3.2	By-laws *

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4.1	Specimen Common Stock Certificate *

4.2	Form of Subscription Agreement between Life Nutrition Products, Inc. and each prospective purchaser who is a signatory thereto subscribing for Units in the December 2007 Private Placement.*

5.1	Legal Opinion (To be filed by amendment)*

14.1	Code of Conduct*

23.1	Consent of Independent Registered Accounting Firm

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* Filed with Form S-1 dated July 21, 2008.

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ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

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     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Not applicable.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

   (ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
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       (i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned on August 21, 2008.

LIFE NUTRITION PRODUCTS, INC.:
By: /s/ Michael M. Salerno
Name: Michael M. Salerno
Title: Chief Executive Officer
Date: August 21, 2008

In accordance with the Securities and Exchange Act, this Prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Michael M. Salerno
Name: Michael M. Salerno
Title: Chief Executive Officer, Chairman
          Principal Financial Officer
          Principal Accounting Officer
Date: August 21, 2008

By: /s/ Richard G. Birn Name: Richard G. Birn Title: Vice President, Director Date: August 21, 2008

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